Exhibit 99.1

American Water Board of Directors Reinstates Walter Lynch as CEO effective Jan. 31, 2022

CAMDEN, N.J., Jan. 27, 2022 – American Water (NYSE: AWK), the largest publicly-traded U.S. water and wastewater utility company, announced today its Board of Directors is reinstating Walter Lynch as CEO of American Water, effective Jan. 31, 2022, after his recovery from a recent injury and hospitalization.

“We are so pleased that Walter has recovered and is ready to return to his full duties as CEO of American Water,” said Karl Kurz, chairman of American Water’s Board of Directors. “I know Walter is excited to return next week and join American Water’s management team and all the employees of American Water as they continue to provide essential water and wastewater services across the U.S.”

“I, along with the Board, also thank Susan Hardwick and the rest of the American Water management team for successfully leading American Water during this time, consistent with the company’s business continuity plan. Their leadership allowed Walter to focus on his recovery while the business operated without interruption,” added Kurz.

The Board’s action reinstates Lynch to fully assume all of his authority, duties and responsibilities as the Company’s President and Chief Executive Officer and its principal executive officer. Susan Hardwick, who was serving as Interim CEO, continues to serve as the Company’s Executive Vice President and Chief Financial Officer and its principal financial officer.

About American Water
With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 25 states. American Water provides safe, clean, affordable, and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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